SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8.-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)              DECEMBER 10, 1999
------------------------------------------------              -----------------




                          LYNCH INTERACTIVE CORPORATION
                          -----------------------------



        DELAWARE                         1-15097                     06-1458056
(State or other jurisdiction        (Commission File Number)      (IRS Employer
of Incorporation)                                            Identification No.)



401 THEODORE FREMD AVENUE, RYE, NEW YORK                          10580
(Address of principal executive offices)                        (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:           914/921-8821


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ITEM 5.     OTHER

On December 10, 1999, Registrant completed the private placement of a $25 million Convertible Promissory Note to Cascade Investment LLC ("Cascade"). The Note matures on December 10, 2004, bears interest at 6% per annum, and is convertible into Registrant's Common Stock at the rate of one share for each $85 principal amount of the Note. Sale of the Note was exempt from registration under Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. As part of the transaction, Registrant agreed to give the holders of the Note certain rights to have the shares of Common Stock into which the Note is convertible registered under the Securities Act of 1933, as amended. To assist the Registrant with the placement, the Chairman of Registrant agreed to give Cascade a one-time option to sell the Note to him at 105% of the principal amount thereof on December 15, 2000, secured by a letter of credit. Registrant had announced previously that it had planned to place the Note. The proceeds will be used for general corporate purposes, including possible acquisitions. For more detailed information, reference is made to the exhibits filed herewith.

This report contains certain forward looking information, including without limitation use of proceeds and possible acquisitions. This information is based on certain assumptions, projections and estimates. As a result, it is subject to uncertainties, risks and inaccuracies, which could be material.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(C)      EXHIBITS

Exhibit 4.6 (i) Note Purchase Agreement dated as of December 10, 1999, between Registrant and Cascade Investment LLC ("Cascade"), a Washington limited liability company .

Exhibit 4.6 (ii) Convertible Promissory Note dated December 10, 1999.

Exhibit 4.6 (iii) Registration Rights Agreement dated as of December 10, 1999, between Registrant and Cascade.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 LYNCH INTERACTIVE CORPORATION

DATE:     DECEMBER 14, 1999                      BY: /S/ROBERT E. DOLAN
          -----------------                      -------------------------------
                                                        Robert E. Dolan
                                                        Chief Financial Officer


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                                    EXHIBITS

Exhibit 4.6 (i)            Note Purchase  Agreement dated as of December
                           19, 1999,  between  Registrant and Cascade Investment
                           LLC ("Cascade").

Exhibit 4.6 (ii)           Convertible Promissory Note dated December 10, 1999.

Exhibit 4.6 (iii)          Registration Rights Agreement dated as of December
                           10, 1999, between Registrant and Cascade.